                        [OPPENHEIMER CAPITAL LETTERHEAD]


                                January 12, 1996



Quest Cash Reserves, Inc.
One World Financial Center
New York, New York 10281

Ladies and Gentlemen:

     In connection with the public offering of shares of Capital Stock, par value $.0001 per share, of the Primary, Government, General Municipal, California Municipal and New York Municipal Portfolios, series of Quest Cash Reserves, Inc. (the "Fund"), I have examined such corporate records and documents and have made such further investigation and examination as I deemed necessary for the purpose of this opinion.

     It is my opinion that the shares of Capital Stock, the registration of which is made definite by the accompanying Form 24F-2 Notice of the Fund, were legally issued, fully paid and non-assessable by the Fund.

     I hereby consent to the filing of this opinion with said Form 24F-2.

                                      Very truly yours,


                                      /s/ Thomas E. Duggan
                                      Thomas E. Duggan